Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024 Media: Steve Owen - Managing Director, Communications - (615) 263-3107

CORECIVIC APPOINTS HARLEY G. LAPPIN TO ITS BOARD OF DIRECTORS

NASHVILLE, Tenn. – December 7, 2017 – CoreCivic, Inc. (NYSE: CXW) (the “Company”) announced today that, effective January 1, 2018, Harley G. Lappin has been appointed as a member of the Company’s Board of Directors, which effective January 1, 2018 will expand from nine directors to ten directors, including eight of whom are independent.

“We are very pleased Harley will continue to serve the Company by joining our Board of Directors,” said Damon Hininger, CoreCivic’s President and Chief Executive Officer. “His unique industry knowledge, including extensive experience leading large corrections systems, first for the Federal Bureau of Prisons and for the last seven years at CoreCivic, will continue to benefit our organization as we position the Company for long-term value creation.”

Prior to his appointment, Mr. Lappin, age 61, served as the Company’s Executive Vice President and Chief Corrections Officer since 2011. On October 30, 2017, the Company announced that Mr. Lappin intended to retire as the Company’s Executive Vice President and Chief Corrections Officer, effective January 1, 2018.

About CoreCivic

The Company is a diversified government solutions company with the scale and experience needed to solve tough government challenges in cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, innovative and cost-saving government real estate solutions, and a growing network of residential reentry centers to help address America’s recidivism crisis. We are a publicly traded real estate investment trust (REIT) and the nation’s largest owner of partnership correctional, detention and residential reentry facilities. The Company has been a flexible and dependable partner for government for more than 30 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at http://www.corecivic.com/.

CoreCivic takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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